Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 13, 2014, relating to the consolidated financial statements of Bushnell Group Holdings, Inc. and subsidiaries, which comprise the consolidated balance sheets as of October 31, 2013 and December 31, 2012, and the related consolidated statements of operations, comprehensive loss, stockholder’s equity, and cash flows for the ten months ended October 31, 2013 and the years ended December 31, 2012 and 2011, appearing in the Form 10 of Vista Outdoor Inc.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

February 9, 2015